Exhibit 99.1

NEWS RELEASE

Mitel obtains shareholder approval to merge with Aastra

OTTAWA, Ontario – December 3, 2013 – Mitel Networks Corporation (NASDAQ: MITL) (TSX: MNW), a leading provider of cloud and premises-based unified communications software solutions, today announced that each of the TSX and NASDAQ has accepted the written consents of entities controlled by Francisco Partners and Dr. Terence Matthews, who together control approximately 60% of Mitel’s common shares, as evidence of Mitel shareholder approval of the company’s proposed merger with Aastra Technologies Limited (TSX: AAH).

Written Consent in Lieu of Shareholder Meeting

Mitel has obtained the irrevocable written consent of Kanata Research Park Corporation (“KRPC”) and of Arsenal Holdco I S.A.R.L. (“Arsenal I”) and Arsenal Holdco II S.A.R.L. (“Arsenal II”, and together with Arsenal I, “Arsenal”) with respect to the proposed merger. As previously announced on November 11, 2013, following arm’s length negotiations, Mitel has agreed to acquire all of the outstanding common shares of Aastra by way of a plan of arrangement under the Canada Business Corporations Act for US$6.52 in cash plus 3.6 Mitel common shares per each Aastra common share.

Under section 611(c) of the TSX Company Manual the merger requires the approval of Mitel shareholders by majority vote, as the number of Mitel common shares (“Mitel Shares”) to be issued in connection with the merger (the “Mitel Share Issuance”) exceeds 25% of the total number of outstanding Mitel Shares. Such written consent of KRPC and Arsenal has been submitted to the TSX under section 604(d) of the TSX Company Manual as written evidence of the required shareholder approval of the Mitel Share Issuance.

Under Section 5635(a)(1)(A) of the NASDAQ Stock Market Rules, the merger requires the approval of Mitel shareholders by majority vote, as the Mitel Share Issuance exceeds 20% of the total number of outstanding Mitel Shares. The written consent of KRPC and Arsenal has been submitted to NASDAQ in connection with its review of the listing of the Mitel Share Issuance and NASDAQ has raised no objections regarding the written evidence of the required shareholder approval of the Mitel Share Issuance.

The written consents of KRPC and Arsenal were delivered via voting support agreements by (i) Mitel, Aastra, KRPC and Dr. Matthews, and (ii) by Mitel, Aastra and Arsenal, respectively. KRPC beneficially owns 12,080,610 Mitel Shares, representing voting ownership of approximately 22.4% of the outstanding Mitel Shares. Arsenal I and Arsenal II collectively beneficially own 20,097,546 Mitel Shares, representing voting ownership of approximately 37.3% of the outstanding Mitel Shares, and together with KRPC, approximately 59.7% of the outstanding Mitel Shares. Arsenal I and Arsenal II are considered to be acting jointly and in concert with respect to the merger.

Issuance of Mitel Shares and Replacement Options

Mitel expects to issue up to approximately 44,313,745 Mitel Shares in connection with the merger, representing approximately 82.2% of the total number of outstanding Mitel Shares. The Mitel Share Issuance will consist of approximately: (i) 43,607,210 Mitel Shares to be issued to Aastra shareholders based on the number of Aastra common shares outstanding and the number of Aastra options agreed to be exercised as at November 10, 2013; and (ii) 706,535 Mitel Shares issuable upon exercise of replacement Mitel options to be issued to holders of Aastra options who have not agreed to exercise their Aastra options under the merger, based on the number of Aastra options outstanding as at November 10, 2013.

Upon completion of the merger and assuming the issuance of 43,607,210 Mitel Shares as outlined above: (i) Mitel will have 97,507,270 common shares outstanding; (ii) KRPC will have voting ownership of 12,080,610 Mitel Shares, or approximately 12.4% of the outstanding Mitel Shares; (iii) Arsenal I will have voting ownership of 14,508,268, or approximately 14.9% of the outstanding Mitel Shares, Arsenal II will have voting ownership of 5,589,278, or approximately 5.7% of the outstanding Mitel Shares, and collectively Arsenal will have voting ownership of 20,097,546, or approximately 20.6% of the outstanding Mitel Shares; (iv) Mitel shareholders, other than KRPC and Arsenal, will hold approximately 22.3% of the outstanding Mitel Shares; and (v) former Aastra shareholders will hold approximately 44.7% of the outstanding Mitel Shares. The merger is not expected to materially affect control of Mitel.

The merger must be approved by at least two-thirds of the votes cast at the special meeting of Aastra shareholders expected to take place in January 2014. Completion of the merger remains conditional on approval by the Ontario Superior Court of Justice (Commercial List), compliance with the Investment Canada Act (Canada) and certain other closing conditions customary in transactions of this nature. It is anticipated that the merger will be completed in the first calendar quarter of 2014.

Further information regarding Mitel’s proposed merger with Aastra can be found in Mitel’s press release dated November 11, 2013 and material change report dated November 14, 2013, both of which have been filed on SEDAR and are available at www.sedar.com and the Form 8-K, dated November 14, 2013, filed on EDGAR and available at www.edgar.com.

Forward-looking information

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, regulatory approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause results of operations to differ include the merged company’s ability to achieve or sustain profitability in the future; fluctuations in the quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; the ability to successfully integrate the acquisition and realize certain synergies; and, our ability to implement and achieve our business strategies successfully. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required by law, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

MITL-F

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Malcolm Brown (industry analysts), 613-592-2122 x71246, malcolm_brown@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael_mccarthy@mitel.com